Filed Pursuant to Rule 424b2
File No. 333-124535
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2005)

20,000,000 Depositary Shares Each Representing a 1/1,000th Interest
in a Share of Series D Non-Cumulative Perpetual Preferred Stock

U.S. Bancorp is offering 20,000,000 depositary shares each representing a 1/1,000th ownership interest in a share of Series D Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) (the “Series D Preferred Stock”). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series D Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Dividends on the Series D Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of January, April, July and October of each year, commencing on July 15, 2008, at a rate per annum equal to 7.875%. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series D Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

The Series D Preferred Stock is not redeemable prior to April 15, 2013. On and after that date, the Series D Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series D Preferred Stock will not have any voting rights, except as set forth under “Description of Series D Preferred Stock — Voting Rights” on page S-16.

Investing in our depositary shares involves risks. See “Risk Factors” beginning on page S-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds, Before
		Discounts and	Expenses, to
	Price to Public	Commissions(1)	Company

Per depositary share	$25.00	$0.25	$24.75
Total	$500,000,000	$5,000,000	$495,000,000

(1) U.S. Bancorp will pay the underwriters compensation of $0.7875 per depositary share for sales to retail investors. As a result of such sales, the total underwriting discount will increase, and the total proceeds to U.S. Bancorp will decrease, by $3,377,650.

Our depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency. Application will be made to list the depositary shares on the New York Stock Exchange under the symbol “USB PrL.”

The underwriters are offering our depositary shares as set forth under “Underwriting.” Delivery of the depositary shares in book-entry form through The Depository Trust Company is expected to be made on or about March 17, 2008.

Joint Book-runners

Merrill Lynch & Co.	Lehman Brothers
Co-Managers

Morgan Stanley
UBS Investment Bank
Wachovia Securities

Prospectus Supplement dated March 10, 2008

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell depositary shares, and seeking offers to buy depositary shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the depositary shares. In this prospectus supplement and the accompanying prospectus, the “Company,” “we,” “us” and “our” refer to U.S. Bancorp.

We have not taken any action to permit a public offering of the depositary shares outside the United States or to permit the possession or distribution of this prospectus supplement and the accompanying prospectus outside the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the depositary shares and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

S-i

SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the depositary shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.

About U.S. Bancorp

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota, 55402, and our telephone number is (651) 446-3000.

THE OFFERING

Issuer	U.S. Bancorp

Securities offered	20,000,000 depositary shares each representing a 1/1,000th ownership interest in a share of Series D Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) of U.S. Bancorp (the “Series D Preferred Stock”). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such depositary share, to all the rights and preferences of the Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may from time to time elect to issue additional depositary shares representing shares of the Series D Preferred Stock, and all the additional shares would be deemed to form a single series with the Series D Preferred Stock.

Dividends	Dividends on the Series D Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at a rate per annum equal to 7.875%. Any such dividends will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares — Dividends and Other Distributions” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series D Preferred Stock.

If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series D Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

So long as any share of Series D Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series D Preferred Stock and any parity stock, all dividends declared upon shares of Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series D Preferred Stock shall not be entitled to participate in any such dividends.

Dividend payment dates	The 15th day of January, April, July and October of each year, commencing on July 15, 2008. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

Redemption	The Series D Preferred Stock is not redeemable prior to April 15, 2013. On and after that date, the Series D Preferred Stock will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Neither the holders of Series D Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series D Preferred Stock.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve.

Replacement Capital Covenant	On or about the time of the initial issuance of the Series D Preferred Stock, we will enter into a Replacement Capital Covenant (as defined under “Certain Terms of the Replacement Capital Covenant”) relating to the Series D Preferred Stock. The Replacement Capital Covenant only benefits holders of Covered Debt, as defined below in “Certain Terms of the Replacement Capital Covenant,” and is not enforceable by holders of the Series D Preferred Stock. However, the Replacement Capital Covenant could preclude us from redeeming or repurchasing shares of Series D Preferred Stock at a time we might otherwise wish to redeem or repurchase shares of Series D Preferred Stock.

In the Replacement Capital Covenant, we covenant to redeem or repurchase shares of Series D Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (a) we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and (b) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

• 133.33% of

  • the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of common stock and rights to acquire common stock of U.S. Bancorp; and

  • the market value of common stock of U.S. Bancorp that we or our subsidiaries have delivered to persons other than us and our subsidiaries during the 180 days prior to the date of such repurchase or the date we give notice of such redemption (A) in connection with the conversion or exchange of any securities of U.S. Bancorp or any subsidiary for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (B) as consideration for property or assets in an arm’s length transaction, plus

 • 100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Series D Preferred Stock at that time.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of shares of Series D Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Series D Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of U.S. Bancorp’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series D Preferred Stock (pro rata as to the Series D Preferred Stock and any other shares of our stock ranking equally as to such distribution).

Voting rights	None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series D Preferred Stock and in the case of certain dividend non-payments. See “Description of Series D Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares — Voting the Series D Preferred Stock” below.

Ranking	Shares of the Series D Preferred Stock will rank senior to our common stock, equally with our Series A Non-Cumulative Perpetual Preferred Stock (if and when issued and outstanding) (“Series A Preferred Stock”), Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), and Series C Non-Cumulative Perpetual Preferred Stock (if and when issued and outstanding) (“Series C Preferred Stock”) and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of Series D Preferred Stock — General” for a discussion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity	The Series D Preferred Stock does not have any maturity date, and we are not required to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and conversion rights	None.

Listing	We intend to apply for listing of the depositary shares on the New York Stock Exchange under the symbol “USB PrL.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.

Tax consequences	Distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares before January 1, 2011 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets) subject to certain exceptions for short-term and hedged positions. In addition, subject to similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. For further discussion of the tax consequences relating to the Series D Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series D Preferred Stock for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Expected ratings	We expect that the depositary shares will be rated A1, A+ and A+ by Moody’s Investor Service, Standard & Poor’s and Fitch Ratings, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Registrar	U.S. Bank National Association

Depositary	U.S. Bank National Association

Calculation agent	U.S. Bank National Association

SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

The following is selected unaudited consolidated condensed financial information for U.S. Bancorp for the years ended December 31, 2007, 2006 and 2005. The summary below should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the other detailed information contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

	Year Ended	Year Ended	Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005
	(Dollars and shares in millions, except per share data)

Condensed Income Statement
Net interest income (taxable-equivalent basis)	$6,764	$6,790	$7,088
Noninterest income	7,157	6,832	6,151
Securities gains (losses), net	15	14	(106)

Total net revenue (taxable-equivalent basis)	13,936	13,636	13,133
Noninterest expense	6,862	6,180	5,863
Provision for credit losses	792	544	666

Income from continuing operations before taxes	6,282	6,912	6,604
Taxable-equivalent adjustment	75	49	33
Applicable income taxes	1,883	2,112	2,082

Income from continuing operations	4,324	4,751	4,489

Net income	$4,324	$4,751	$4,489

Financial Ratios
Return on average assets	1.93%	2.23%	2.21%
Return on average common equity	21.3	23.6	22.5
Net interest margin (taxable-equivalent basis)	3.47	3.65	3.97
Efficiency ratio	49.3	45.4	44.3
Per Common Share
Earnings per share	$2.46	$2.64	$2.45
Diluted earnings per share	2.43	2.61	2.42
Dividends declared per share	1.625	1.390	1.230
Average Balances
Loans	$147,348	$140,601	$131,610
Loans held for sale	4,298	3,663	3,290
Investment securities	41,313	39,961	42,103
Earning assets	194,683	186,231	178,425
Assets	223,621	213,512	203,198
Noninterest-bearing deposits	27,364	28,755	29,229
Deposits	121,075	120,589	121,001
Short-term borrowings	28,925	24,422	19,382
Long-term debt	44,560	40,357	36,141
Shareholders’ equity	20,997	20,710	19,953
Average common shares outstanding	1,735	1,778	1,831
Average diluted common shares outstanding	1,758	1,804	1,857
Period End Balances
Loans	$153,827	$143,597	$136,462
Allowance for credit losses	2,260	2,256	2,251
Investment securities	43,116	40,117	39,768
Assets	237,615	219,232	209,465
Deposits	131,445	124,882	124,709
Long-term debt	43,440	37,602	37,069
Shareholders’ equity	21,046	21,197	20,086
Regulatory capital ratios
Tier 1 capital	8.3%	8.8%	8.2%
Total risk-based capital	12.2	12.6	12.5
Leverage	7.9	8.2	7.6
Tangible common equity	5.1	5.5	5.9

RISK FACTORS

An investment in our depositary shares involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a results of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You Are Making an Investment Decision with Regard to the Depositary Shares as well as the Series D Preferred Stock

As described in this prospectus supplement, we are issuing fractional interests in shares of Series D Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series D Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make dividend payments on the Series D Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. Federal banking laws regulate the amount of dividends that may be paid by our banking subsidiaries without prior approval. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $1.1 billion at December 31, 2007.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the depositary shares will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

At December 31, 2007, our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Series D Preferred Stock totaled approximately $195 billion.

The Series D Preferred Stock Is Equity and Is Subordinate to Our Existing and Future Indebtedness

The shares of Series D Preferred Stock are equity interests in U.S. Bancorp and do not constitute indebtedness. As such, the shares of Series D Preferred Stock will rank junior to all indebtedness and other non-equity claims on U.S. Bancorp with respect to assets available to satisfy claims on U.S. Bancorp, including in a liquidation of U.S. Bancorp. Our existing and future indebtedness may restrict payment of dividends on the Series D Preferred Stock. As of December 31, 2007, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $11.9 billion. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series D Preferred Stock (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Series D Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors — Holders of Series D Preferred Stock Will Have Limited Voting Rights.” Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. See the immediately preceding risk factor.

Dividends on Series D Preferred Stock Are Non-Cumulative

Dividends on the Series D Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, holders of the Series D Preferred Stock would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period if our board of directors or a duly authorized committee of the board has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series D Preferred Stock or any other series of our preferred stock.

Investors Should Not Expect Us to Redeem the Series D Preferred Stock on the Date It Becomes Redeemable or on any Particular Date After It Becomes Redeemable

The Series D Preferred Stock is a perpetual equity security. The Series D Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series D Preferred Stock may be redeemed by us at our option either in whole at any time or in part from time to time on or after April 15, 2013. Any decision we may make at any time to propose a redemption of the Series D Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. Our right to redeem the Series D Preferred Stock is subject to two important limitations.

First, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve. Moreover, we have agreed with the Federal Reserve that unless it authorizes us to do otherwise in writing, we will redeem the Series D Preferred Stock only if it is replaced with other tier 1 capital that is not a restricted core capital element, for example, common stock or another series of non-cumulative perpetual preferred stock.

There can be no assurance that the Federal Reserve will approve any redemption of the Series D Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Series D Preferred Stock without replacing the Series D Preferred Stock with tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize such redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series D Preferred Stock without replacing it with tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

Second, at or prior to initial issuance of the Series D Preferred Stock, we will enter into the Replacement Capital Covenant, which will limit our right to redeem or repurchase the Series D Preferred Stock. In the Replacement Capital Covenant, we covenant to redeem or repurchase shares of Series D Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (a) we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and (b) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

•	133.33% of

•	the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of common stock of U.S. Bancorp; and

•	the market value of common stock of U.S. Bancorp that we or our subsidiaries have delivered to persons other than us and our subsidiaries during the 180 days prior to the date of such repurchase or the date we give notice of such redemption (A) in connection with the conversion or exchange of any securities of U.S. Bancorp or any subsidiary for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (B) as consideration for property or assets in an arm’s length transaction, plus

•	100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Series D Preferred Stock at that time.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a notice of redemption or proposed repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Series D Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.

If We Are Deferring Payments on our Outstanding Junior Subordinated Debt Securities or Are in Default Under the Indentures Governing Those Securities, We Will be Prohibited from Making Distributions on or Redeeming the Series D Preferred Stock

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Series D Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Series D Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

The Series D Preferred Stock and the Related Depositary Shares May Not Have an Active Trading Market

The Series D Preferred Stock and the related depositary shares are new issues with no established trading market. Although we plan to apply to have the depositary shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series D Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series D Preferred Stock except as represented by the depositary shares.

Holders of Series D Preferred Stock Will Have Limited Voting Rights

Holders of the Series D Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Series D Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series D Preferred Stock, as described under “Description of Series D Preferred Stock — Voting Rights” below. In addition, if dividends on any shares of the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series D Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series D Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board, subject to the terms and to the limited extent described under “Description of Series D Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series D Preferred Stock.

Holders of Depositary Shares May Be Unable To Use the Dividends-Received Deduction

Distributions paid to corporate U.S. holders of the depositary shares out of dividends on the Series D Preferred Stock may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series D Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions.

These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors that could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans, deterioration in the value of securities held in our investment securities portfolio, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. These and other risks are discussed throughout our Annual Report on Form 10-K for the year ended December 31, 2007, including the sections entitled “Corporate Risk Profile” and “Risk Factors”.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

U.S. BANCORP

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND. Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.”

Contact Information

Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 446-3000.

USE OF PROCEEDS

The net proceeds from the offering of the Series D Preferred Stock by US Bancorp are estimated to be $491,422,350. We intend to use the proceeds from the sale of the Series D Preferred Stock for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods are indicated as follows:

	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.65	3.14	4.27	5.98	6.40
Including interest on deposits	1.95	2.23	2.84	3.88	3.64
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.59	3.08	4.27	5.98	6.40
Including interest on deposits	1.93	2.20	2.84	3.88	3.64

For the purpose of computing the ratios of earnings to fixed charges and combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest. Except for the periods ended December 31, 2007 and 2006 there was no preferred stock outstanding, and accordingly, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the prior periods are the same.

REGULATORY MATTERS

As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve regulates, supervises and examines U.S. Bancorp. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to U.S. Bancorp, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve and the Office of Comptroller of the Currency, which regulates our banking subsidiaries, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

U.S. Bancorp’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on U.S. Bancorp’s business.

Depositary institutions, like U.S. Bancorp’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. U.S. Bancorp also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

We are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the Series D Preferred Stock will be treated as tier 1 capital of U.S. Bancorp.

DESCRIPTION OF SERIES D PREFERRED STOCK

The depositary will be the sole holder of the Series D Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series D Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series D Preferred Stock, as described under “Description of Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Series D Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Preferred Stock” section of the accompanying prospectus. The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended, and the Certificate of Designations creating the Series D Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

Our authorized capital stock includes 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.

The Series D Preferred Stock is a single series of authorized preferred stock consisting of 20,000 shares, all of which are being initially offered hereby. As described in the accompanying prospectus, we may from time to time, without notice to or the consent of holders of the Series D Preferred Stock, issue additional shares of preferred stock.

Shares of the Series D Preferred Stock will rank senior to our common stock, equally with the our Series A Preferred Stock (if and when issued and outstanding), Series B Preferred Stock and Series C Preferred Stock (if and when issued and outstanding) and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series D Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series D Preferred Stock will be fully paid and nonassessable when issued. Holders of Series D Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of U.S. Bancorp.

The Series D Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of U.S. Bancorp. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of U.S. Bancorp to redeem or repurchase the Series D Preferred Stock.

As of the date of this prospectus supplement, we have authorized the issuance of

•	20,010 shares of Series A Preferred Stock, with a per share liquidation preference of $100,000, of which 12,510 shares are subject to issuance pursuant to the terms of certain outstanding stock purchase contacts,

•	40,000,000 depositary shares representing, in the aggregate, 40,000 shares of Series B Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding, and

•	5,000 shares of Series C Preferred Stock, with a per share liquidation preference of $100,000, all of which are subject to issuance upon the direction of the Office of the Comptroller of the Currency in exchange for the preferred stock of an indirect, wholly-owned subsidiary of U.S. Bancorp upon the occurrence of certain events.

The shares of Series A Preferred Stock (if and when issued and outstanding), Series B Preferred Stock and Series C Preferred Stock (if and when issued and outstanding) rank equally with the Series D Preferred Stock as to dividends and distributions on liquidation and include the same provisions with respect to restrictions on declaration and payment of dividends as apply to the Series D Preferred Stock. Holders of Series A Preferred Stock (if and when issued and outstanding), Series B Preferred Stock and Series C Preferred Stock (if an when issued and outstanding) will be entitled to receive quarterly dividends when, as and if declared by our board of directors or a duly authorized committee of the board of directors.

Dividends

Dividends on shares of the Series D Preferred Stock will not be mandatory. Holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends payable quarterly in arrears on the 15th day of January, April, July and October of each year (each, a dividend payment date), commencing on July 15, 2008. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to 7.875%. In the event that we issue additional shares of Series D Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

Dividends will be payable to holders of record of Series D Preferred Stock as they appear on our books on the applicable record date, which shall be the last business day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares will be the same as the record dates for the Series D Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series D Preferred Stock. Dividends payable on the Series D Preferred Stock will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day. The calculation agent’s calculation of the amount of dividends for any dividend period will be on file at our principal offices, will be made available to any holder of Series D Preferred Stock upon request and will be final and binding in the absence of manifest error.

Dividends on shares of Series D Preferred Stock will not be cumulative. Accordingly, if the board of directors or a duly authorized committee of the board, does not declare a dividend on the Series D Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

So long as any share of Series D Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of U.S. Bancorp hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp.

When dividends are not paid in full upon the shares of Series D Preferred Stock and any parity stock, all dividends declared upon shares of Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of U.S. Bancorp that ranks on a parity with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp. Parity stock includes Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series D Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of the Series D Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series D Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series D Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series D Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of U.S. Bancorp are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series D Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series D Preferred Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of U.S. Bancorp according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of U.S. Bancorp with any other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of U.S. Bancorp for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of U.S. Bancorp.

Redemption

The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series D Preferred Stock is not redeemable prior to April 15, 2013. On and after that date, the Series D Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series D Preferred Stock will have no right to require the redemption or repurchase of the Series D Preferred Stock.

If shares of the Series D Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series D Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series D Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted by the DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where the certificates evidencing shares of Series D Preferred Stock are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series D Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series D Preferred Stock.

In case of any redemption of only part of the shares of the Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve. See “Risk Factors — Investors Should Not Expect Us to Redeem the Series D Preferred Stock on the Date It Becomes Redeemable or on any Particular Date After It Becomes Redeemable” in this prospectus supplement. Additionally, the Replacement Capital Covenant will limit our right to redeem the Series D Preferred Stock prior to the termination date of the Replacement Capital Covenant. See “Certain Terms of the Replacement Capital Covenant” in this prospectus supplement for a discussion of these limitations.

Voting Rights

Except as provided below, the holders of the Series D Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of the Series D Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series D Preferred Stock, a special meeting of the holders of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends, the holders of the Series D Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series D Preferred Stock (together with holders of any and all other class of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Series D Preferred Stock become entitled to vote for the election of directors, the Series D Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series D Preferred Stock may become subject to regulations under the Bank Holding Company Act and/or certain acquisitions of Series D Preferred Stock may be subject to prior approval by the Federal Reserve. For further discussion of the regulations of the Federal Reserve Board, see “Description of Preferred Stock — General” of the accompanying prospectus.

So long as any shares of Series D Preferred Stock remain outstanding:

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series D Preferred Stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series D Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp; and

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of U.S. Bancorp’s Restated Certificate of Incorporation, as amended, or the Certificate of Designations of the Series D Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred

Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series D Preferred Stock to effect such redemption.

Registrar

U.S. Bank National Association will be the registrar, dividend disbursing agent and redemption agent for the Series D Preferred Stock.

Calculation Agent

U.S. Bank National Association will be the calculation agent for the Series D Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series D Preferred Stock; terms that apply generally to all our preferred stock issued in the form of depositary shares (including the depositary shares offered in this prospectus supplement) are described in the “Description of Depositary Shares” section of the accompanying prospectus.

As described in the accompanying prospectus in the “Description of Preferred Stock” section, we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series D Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series D Preferred Stock represented by depositary shares will be deposited under a deposit agreement among U.S. Bancorp, U.S. Bank National Association, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such depositary share, to all the rights and preferences of the Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series D Preferred Stock, we will deposit the Series D Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of the accompanying prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series D Preferred Stock to the record holders of depositary shares relating to the underlying Series D Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series D Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series D Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series D Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series D Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series D Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series D Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 1,000 shares and any multiple thereof.

Voting the Series D Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series D Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series D Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series D Preferred Stock, may instruct the depositary to vote the amount of the Series D Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series D Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series D Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

We intend to apply to list the depositary shares on the New York Stock Exchange. If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series D Preferred Stock except as represented by the depositary shares.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” in this prospectus supplement. The Series D Preferred Stock will be issued in registered form to the depositary. See “Description of Preferred Stock” and “Description of Depositary Shares” in the accompanying prospectus.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners.

Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document, a form of which is available from us upon request.

In the Replacement Capital Covenant, we covenant to redeem or repurchase shares of Series D Preferred Stock prior to the termination date of the Replacement Capital Covenant only if and to the extent that (a) we have obtained the prior approval of the Federal Reserve if such approval is then required by the Federal Reserve, and (b) the total redemption or repurchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

•	133.33% of

•	the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance and sale of common stock and rights to acquire common stock of U.S. Bancorp; and

•	the market value of common stock of U.S. Bancorp that we or our subsidiaries have delivered to persons other than us and our subsidiaries during the 180 days prior to the date of such repurchase or the date we give notice of such redemption (A) in connection with the conversion or exchange of any securities of U.S. Bancorp or any subsidiary for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (B) as consideration for property or assets in an arm’s length transaction, plus

•	100% of the aggregate net cash proceeds we or our subsidiaries have received during the 180 days prior to the date of such repurchase or the date we give notice of such redemption from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant, which means generally that such other securities have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Series D Preferred Stock at that time.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed repurchase or the date on which notice of redemption is given will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.

Our covenants in the Replacement Capital Covenant run in favor of persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 5.875% junior subordinated debentures due 2035, underlying the 5.875% trust preferred securities of USB Capital VII (CUSIP No. 903301208). Other debt will replace our Covered Debt under the Replacement Capital Covenant on the earlier to occur of (i) the date two years prior to the maturity of the existing Covered Debt, (ii) the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million, after giving effect to such redemption or repurchase, or (iii) if the existing Covered Debt is not eligible subordinated debt as defined in the Replacement Capital Covenant, the date on which we or U.S. Bank National Association issues long-term indebtedness for money borrowed that is eligible subordinated debt.

The Replacement Capital Covenant may be amended or supplemented with the consent of the holders of a majority in principal amount of the then-effective series of Covered Debt. We may, acting alone and without the consent of the holders of the Covered Debt amend or supplement the Replacement Capital Covenant if (i) such amendment or supplement eliminates common stock, debt exchangeable for common stock, rights to acquire common stock, and/or mandatorily convertible preferred stock as a replacement capital security, if after the date of the Replacement Capital Covenant, we have been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, debt exchangeable for common stock, rights to acquire common stock and/or mandatorily convertible preferred stock as a replacement capital security would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States, (ii) such amendment or supplement is not adverse to the holders of the then-effective series of Covered Debt, (iii) the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (i) above), or (iv) the effect of such amendment or supplement is to postpone the termination of the Replacement Capital Covenant.

The Replacement Capital Covenant is subject to various additional terms and conditions and this description is qualified in its entirety by reference to the Replacement Capital Covenant, a copy of the form of which is available upon request from us. The Replacement Capital Covenant may be terminated (i) if the holders of a majority in principal amount of the Covered Debt so agree, (ii) if neither we nor U.S. Bank National Association have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization, or (iii) ten years after the date hereof or, if earlier, when all shares of the Series D Preferred Stock have been redeemed or repurchased, whichever of the foregoing events is the earliest to occur.

Subject to the limitations described above and the terms of any preferred stock ranking senior to the Series D Preferred Stock or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding shares of Series D Preferred Stock by tender, in the open market or by private agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the depositary shares.

Beneficial owners of depositary shares will be treated as owners of the underlying Series D Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Dividends.  Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares before January 1, 2011 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In addition, subject to similar exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Dispositions.  A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information reporting and backup withholding on U.S. holders.  Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”). Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the depositary shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder or partnership.

Dividends.  Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal income and withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a properly completed Form W-8ECI). Dividends that are effectively connected with such trade or business (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:

•	the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder); and

•	in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met).

Information reporting and backup withholding on non-U.S. holders.  Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a broker.

UNDERWRITING

Merrill Lynch, Pierce Fenner & Smith Incorporated and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of depositary shares listed next to its name in the following table:

Name	Number of Depositary Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	8,000,001
Lehman Brothers Inc.	8,000,000
Morgan Stanley & Co. Incorporated	1,333,333
UBS Securities LLC	1,333,333
Wachovia Capital Markets, LLC	1,333,333

Total	20,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $0.50 per depositary share. After the initial offering of the depositary shares to the public, the representatives may change the public offering price, concession and discount.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by U.S. Bancorp

Per depositary share (1)	$0.25

(1) U.S. Bancorp will pay the underwriters compensation of $0.7875 per depositary share for sales to retail investors. As a result of such sales, the total underwriting discount will increase, and the total proceeds to U.S. Bancorp will decrease, by $3,377,650.

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $200,000.

We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date hereof (this settlement cycle being referred to as T+ 5). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on the date hereof or the first business day after the date hereof will be required, by virtue of the fact that the depositary shares initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series D Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the New York Stock

Exchange under the symbol “USB PrL.” If approved, we expect trading of the depositary shares on the New York Stock Exchange to begin within the 30-day period after the initial delivery of the depositary shares.

To facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

LEGAL MATTERS

The validity of the depositary shares and Series D Non-Cumulative Perpetual Preferred Stock and certain matters of Delaware law relating to U.S. Bancorp will be passed upon by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

$10,000,000,000

U.S. Bancorp

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Debt Warrants
Equity Warrants
Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is May 12, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, along with the trusts, USB Capital VII, USB Capital VIII, USB Capital IX, USB Capital X, USB Capital XI, USB Capital XII, USB Capital XIII, USB Capital XIV, USB Capital XV and USB Capital XVI, filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	debt warrants;

•	equity warrants; and

•	units

and the trusts may sell:

•	capital securities (representing undivided beneficial interests in the trusts) to the public; and

•	common securities to us

in one or more offerings.

The trusts will use the proceeds from the sales of the securities to buy a series of our junior subordinated debt securities with terms that correspond to the capital securities.

This prospectus provides you with a general description of the debt securities, preferred stock, depositary shares, common stock, debt warrants, equity warrants and units. The description of the capital securities, the junior subordinated debt securities and the guarantee will be included in a separate prospectus in this registration statement. Each time we sell debt securities, preferred stock, depositary shares, common stock, debt warrants, equity warrants and units, we will provide an applicable prospectus supplement that will contain specific information about the terms of that offering. The applicable prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) has additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, unless otherwise stated. We have also defined terms in the glossary section at the back of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at
http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K filed on January 18, March 9 (two reports, one of which was on Form 8-K/A), March 21 and April 19, 2005; and

•	the description of USB’s common stock contained in Item 1 of the registration statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

ABOUT U.S. BANCORP

We are a multi-state financial holding company with $198 billion in assets at March 31, 2005, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. We also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage, leasing and investment banking. We are the parent company of U.S. Bank.

Our banking subsidiaries are engaged in the general banking business, principally in domestic markets. Our subsidiaries range in size from $25 million to $128 billion in deposits at December 31, 2004, and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within our domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through bank leasing subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. Our bank and trust subsidiaries provide a full range of asset management and fiduciary services for individuals, estates, foundations, businesses and charitable organizations.

Our nonbanking subsidiaries primarily offer investment and insurance products to our customers principally within their markets and mutual fund processing services to a broad range of mutual funds. Banking and investment services are provided through a network of 2,377 banking offices principally operating in 24 states in the Midwest and West. U.S. Bancorp operates a network of 4,654 branded ATMs and provides 24-hour, seven day a week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout our markets. Consumer lending products may be originated through banking offices, indirect correspondents, brokers or other lending sources, and a consumer finance division. We are also one of the largest providers of Visa® corporate and purchasing card services and corporate trust services in the United States. A wholly-owned subsidiary, NOVA Information Systems, Inc., provides merchant processing services directly to merchants through a network of banking affiliations. Affiliates of NOVA Information Systems, Inc. provide similar merchant services in Canada and segments of Europe. These foreign operations are not significant to us.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.

If you would like to know more about us, see our documents incorporated by reference in this prospectus as described under the section “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future indebtedness, repayment of maturing obligations and replacement of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

The applicable prospectus supplement provides more details on the use of proceeds of any specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of USB for each of the periods indicated is as follows:

	Three Months
	Ended March 31,	Year Ended December 31
	2005	2004	2003	2002	2001	2000

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	5.06	5.98	6.40	4.88	2.26	2.76
Including interest on deposits	3.29	3.88	3.64	2.79	1.50	1.69

The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes and fixed charges (excluding capitalized interest), as adjusted for some equity method investments, by fixed charges. Fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense and a portion of rentals determined to be representative of interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities (other than the junior subordinated debt securities) that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of debt securities offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under an indenture dated October 1, 1991 between us and Citibank, N.A., as trustee. The subordinated debt securities will be issued under an indenture dated October 1, 1991, as amended by a first supplemental indenture dated April 1, 1993, between us and Citibank, N.A., as trustee. The indentures will be qualified under the Trust Indenture Act. The forms of the indentures have been filed as exhibits to the registration statement.

This section summarizes the material terms and provisions of the indentures and the debt securities. Because this is only a summary, it does not contain all the details found in the full text of the indentures and the debt securities. If you would like additional information, you should read the forms of indentures and the forms of debt securities.

General

We can issue the debt securities from time to time in one or more series. Our board of directors will determine by a resolution the terms of each series of debt securities as provided in an officers’ certificate or a supplemental indenture. The applicable prospectus supplement will describe the specific terms of the debt securities offered.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us), on the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

The indentures do not limit the aggregate principal amount of debt securities that we may issue under them, nor the amount of other debt that we may issue.

We may from time to time, without your consent, create and issue additional debt securities having the same terms and conditions as the debt securities offered by this prospectus (or the same except for the offering price, issue date and amount of the first interest payment). We may consolidate the additional debt securities to form a single series with the outstanding debt securities.

The debt securities will be unsecured and those issued under the senior indenture will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated notes will be subordinated as described under the section “Subordination of Subordinated Notes.”

Unless the applicable prospectus supplement indicates otherwise, we will issue the debt securities of any series only in denominations of $1,000 or multiples of $1,000. We may issue these debt securities in the form of one or more global securities, as described below under the section “Global Securities.”

There will be no service charge for any transfer or exchange of the debt securities but we may require you to pay a sum sufficient to cover any tax or other governmental charge due in connection with a transfer or exchange of the debt securities, and we may require you to furnish appropriate endorsements and transfer documents.

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable if there is a declaration of acceleration of the maturity of the debt security under the indentures. The applicable prospectus supplement will describe the U.S. federal income tax consequences and other special factors applicable to any debt securities which should be considered before purchasing any original issue discount securities.

Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the debt securities, and you can register the transfer of the debt securities at the principal corporate trust office of the applicable trustee. In addition, unless the applicable prospectus supplement indicates otherwise, we have the option to pay interest by check mailed to registered holders of the debt securities at their registered addresses.

The applicable prospectus supplement will describe the terms of the offered debt securities, including some or all of the following:

•	the title of the offered debt securities;

•	whether the offered debt securities are senior or subordinated;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the price(s) (expressed as a percentage of the aggregate principal amount) at which the offered debt securities will be issued;

•	the date(s) on which the offered debt securities will mature and any rights of extension;

•	the annual rate(s), if any (which may be fixed or variable), at which the offered debt securities will bear interest, if any, or the formula by which this rate(s) will be determined, and the date from which this interest will accrue;

•	the dates on which the interest on the offered debt securities will be payable and the regular related record dates;

•	any mandatory or optional sinking fund or analogous provisions;

•	the period(s), if any, within which and the price(s) at which the offered debt securities may be redeemed, under any redemption provisions, at our or your option, and other detailed terms of the optional redemption provision;

•	the currency, including euro, for the payment of principal and any premium and interest payable on the offered debt securities, if other than in United States dollars;

•	the place(s) where the principal and any premium and interest on the offered debt securities will be payable;

•	any other event(s) of default related to the offered debt securities in addition to or in lieu of those described under the section “events of default;”

•	the denominations in which any offered debt securities will be issuable, if other than denominations of $1,000 or any amount in excess of it which is an integral multiple of $1,000;

•	whether we may issue debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for these global securities and the circumstances under which you may exchange these global securities for securities registered in the name of a person other than the depositary or its nominee, and transferred to a person other than the depositary or its nominee; and

•	any other terms of the offered debt securities consistent with the provisions of the indentures.

The terms on which any offered debt securities may be convertible into or exchangeable for other securities of USB or another party will be set forth in the prospectus supplement relating to those offered debt securities. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions under which the number of other securities to be received by the holders of a series of debt securities may be adjusted.

Global Securities

We can issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Unless the applicable prospectus supplement indicates otherwise, we will issue these global securities in registered form. The applicable prospectus supplement will describe the specific terms of the depositary arrangements relating to a series of debt securities.

Subordination of Subordinated Debt Securities

The payment of the principal and interest on the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In some cases of insolvency, payment of principal of and interest on the subordinated debt securities will also be subordinated in right of payment to the prior payment in full of all general obligations. A holder of subordinated debt securities cannot demand or receive payment on the subordinated debt securities unless all amounts of principal of, any premium, and interest due on all of our senior indebtedness have been paid in full or duly provided for and, at the time of this payment or immediately after this payment, is effective:

•	no event of default exists permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness; or

•	any event which, with notice or lapse of time or both, would become an event of default.

If our assets are paid or distributed in connection with a dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, and any premium and interest under the terms of the senior indebtedness before any payment is made on the subordinated debt securities. If:

•	after giving effect to the subordination provisions in favor of the holders of the senior indebtedness, and

•	after paying or distributing assets to creditors,

any amount of cash, property or securities remains, and if, at that time, creditors of general obligations have not received full payment on all amounts due or to become due on these general obligations, this excess will first be applied to pay in full all general obligations, before paying or distributing on the subordinated debt securities.

The subordinated indenture defines senior indebtedness as the principal of, premium, if any, and interest on:

•	all of our indebtedness for money borrowed, whether outstanding on the date of execution of the subordinated indenture, or created, assumed or incurred after that date (including any senior debt securities under the senior indenture). Indebtedness does not include indebtedness that is expressly stated to rank junior or equal in right of payment to the subordinated debt securities; and

•	any deferrals, renewals or extensions of senior indebtedness.

The subordinated indenture defines general obligations as all of our obligations to pay claims of general creditors, other than:

•	obligations on senior indebtedness; and

•	obligations on subordinated debt securities and our indebtedness for money borrowed ranking equally or subordinate to the subordinated debt securities. If, however, the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term general obligations will mean obligations to general creditors as described in that rule or interpretation.

The term claim when used in the previous definition has the meaning stated in section 101(5) of the Bankruptcy Code.

The term indebtedness for money borrowed means any obligation of ours or any obligation guaranteed by us to repay money borrowed, whether or not evidenced by bonds, debt securities, notes or other written instruments, and any deferred obligation to pay the purchase price of property or assets.

Due to the subordination described above, if we experience bankruptcy, insolvency or reorganization, the holders of senior indebtedness can receive more, ratably, and holders of the subordinated debt securities can receive less, ratably, than our creditors who are not holders of senior indebtedness or of the subordinated debt securities. This subordination will not prevent any event of default on the subordinated debt securities from occurring. Unless the applicable prospectus supplement(s) indicates otherwise, the subordinated indenture does not provide any right to accelerate the payment of the principal of the subordinated debt securities if payment of the principal or interest, or performance of any agreement in the subordinated debt securities or subordinated indenture is in default. See “Events of Default” below.

The subordination provisions of the subordinated indenture described in this prospectus are provided to holders of senior indebtedness and are not intended for creditors of general obligations. The trustee and we can amend the subordinated indenture to reduce or eliminate the rights of creditors of general obligations without their consent or the consent of the holders of subordinated debt securities. The provisions of the subordinated indenture stating that the subordinated debt securities will be subordinated in favor of creditors of general obligations will be immediately and automatically terminated if the following arises:

•	the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or regulation, or issues any interpretation that:

•	permits us to include the subordinated debt securities in our capital if the debt securities were subordinated in right of payment to senior indebtedness without regard to any of our other obligations; or

•	eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to its “general creditors” to be included in capital; or

•	causes the subordinated debt securities to be excluded from capital, without regard to the subordination provisions described above; or

•	results in us no longer being subject to the capital requirements of bank regulatory authorities.

Restrictive Covenants

Subject to the provisions described under the section “Consolidation, Merger and Sale of Assets,” the senior indenture prohibits:

•	the issue, sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank;

•	the merger or consolidation of a principal subsidiary bank with or into any other corporation; or

•	the sale or other disposition of all or substantially all of the assets of a principal subsidiary bank if, after giving effect to the transaction and issuing the maximum number of shares of voting stock that can be issued after the conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly, 80% or less of the shares of voting stock of the principal subsidiary bank or of the successor bank which acquires the assets.

In the senior indenture, we also agreed that we will not create, assume, incur or cause to exist any pledge, encumbrance or lien, as security for indebtedness for money borrowed on:

•	any shares of or securities convertible into voting stock of a principal subsidiary bank that we own directly or indirectly; or

•	options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank that we own directly or indirectly,

without providing that the senior debt securities of all series will be equally secured if, after treating the pledge, encumbrance or lien as a transfer to the secured party, and after giving effect to the issuance of the maximum number of shares of voting stock issuable after conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly 80% or less of the shares of voting stock of the principal subsidiary bank.

The indentures define the term principal subsidiary bank as U.S. Bank National Association.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain either of the restrictive covenants stated above, nor does it contain any other provision which restricts us from:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.

Unless the applicable prospectus supplement indicates otherwise, neither indenture contains covenants specifically designed to protect holders from a highly leveraged transaction in which we are involved.

Events of Default

Unless otherwise provided in any supplemental indenture or officers’ certificate relating to a specific series of debt securities, the only events defined in the senior indenture as events of default for any series of senior debt securities, are:

•	our failure to pay any interest on any senior debt securities of a series when due, which failure continues for 30 days;

•	our failure to pay any principal of or premium on any senior debt securities of a series when due;

•	our failure to make any sinking fund payment, when due, for any senior debt securities of a series;

•	our failure to perform any other covenant in the senior indenture (other than a covenant included in the senior indenture solely for the benefit of a series of senior debt securities other than that series), which failure continues for 60 days after written notice;

•	default in the payment of indebtedness for money borrowed under any indenture or instrument under which we have or a principal subsidiary bank has outstanding indebtedness in an amount in excess of $5,000,000 which has become due and has not been paid, or whose maturity has been accelerated and the default has not been cured or acceleration annulled within 60 days after written notice;

•	some events of bankruptcy, insolvency or reorganization which involve us or a principal subsidiary bank; and

•	any other event of default related to the senior debt securities of that series.

Unless otherwise provided, the only events defined in the subordinated indenture as events of default for any series of subordinated debt securities are:

•	some events of bankruptcy, insolvency or reorganization that involve us;

•	some events involving the receivership, conservatorship or liquidation of a principal subsidiary bank; and

•	any other event of default provided for the subordinated debt securities of that series.

If an event of default occurs and is continuing on any series of debt securities outstanding under either indenture, then either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount debt securities, the lesser portion of the principal amount of those debt securities) of all of the debt securities of that series to be due and payable immediately, by notice as provided in the applicable indenture. At any time after a declaration of acceleration has been made on the debt securities of any series, but before the applicable trustee has obtained a judgment for payment, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul this acceleration.

Subject to provisions in each indenture relating to the duties of the trustee during a default, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

We must furnish to each trustee, annually, a statement regarding our performance on some of our obligations under the applicable indenture and any default in our performance.

Modification and Waiver

Except as otherwise specifically provided in the applicable indenture, modifications and amendments of an indenture generally will be permitted only with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, none of the following modifications are effective against any holder without the consent of the holders of each outstanding debt security affected by the modification or amendment:

•	changing the stated maturity of the principal of or any installment of principal or interest on any debt security;

•	reducing the principal amount of, or premium or interest on any debt security;

•	changing any of our obligations to pay additional amounts;

•	reducing the amount of principal of an original issue discount debt security that would be due and payable at declaration of acceleration of its maturity;

•	changing the place for payment where, or coin or currency in which, any principal of, or premium or interest on, any debt security is payable;

•	impairing the right to take legal action to enforce any payment of or related to any debt security;

•	reducing the percentage in principal amount of outstanding debt securities of any series required to modify, amend, or waive compliance with some provisions of the indenture or to waive some defaults;

•	modifying the subordination provisions of the subordinated indenture in a manner adverse to the holders; or

•	modifying any of the above provisions.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series can waive, as far as that series is concerned, our compliance with some restrictive provisions of the applicable indenture.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series may waive any past default under the applicable indenture, except:

•	a default in the payment of principal of, or premium, or interest on any senior debt security; or

•	a default in a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Each indenture provides that, in determining whether holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver, or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount debt security considered to be outstanding will be the amount of the principal of that original issue discount debt security that would be due and payable as of the date that the principal is determined at declaration of acceleration of the maturity of that original issue discount debt security; and

•	the principal amount of a debt security denominated in a foreign currency or currency unit that is deemed to be outstanding will be the U.S. dollar equivalent, determined on the date of original issuance for that debt security, of the principal amount (or, in the case of an original issue discount debt security, the U.S. dollar equivalent, determined on the date of original issuance for that debt security, of the amount determined as provided in the bullet point above).

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any outstanding debt securities, we cannot consolidate with or merge into another corporation, partnership or trust, or convey, transfer or lease substantially all of our properties and our assets, to a corporation, partnership or trust organized or validly existing under the laws of any domestic jurisdiction unless:

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after the transaction, we would not be in default under the indentures and no event which, after notice or the lapse of time, would become an event of default under the indentures, shall have occurred and be continuing; and

•	other conditions are met.

Regarding Citibank, N.A.

Some of our subsidiaries and us maintain deposits with and conduct other banking transactions with Citibank, N.A. in the ordinary course of business.

DESCRIPTION OF PREFERRED STOCK

This prospectus describes the general terms and provisions of the preferred stock that are offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

We have filed a form of certificate of designation, preferences and rights of preferred stock as an exhibit to the registration statement.

This section summarizes the material terms and provisions of the preferred stock. Because this is a summary, it does not contain all of the details found in the full text of the certificate of designation and our restated certificate of incorporation. If you would like additional information, you should read the certificate of designation and our restated certificate of incorporation.

General

Our restated certificate of incorporation provides that our board of directors can issue, without stockholder action, a maximum of 10,000,000 shares of preferred stock. This amount includes shares issued or reserved for issuance, in one or more series and with those terms, times and consideration as the board of directors determines. Our board of directors can determine the following:

•	the number of shares and their designation or title;

•	rights as to dividends;

•	whether and on what terms the shares are redeemable;

•	whether and on what terms the shares shall have a purchase, retirement or sinking fund;

•	whether and on what terms the shares are convertible;

•	the voting rights, if any, of the preferred stock being offered;

•	restrictions, if any, on the issuance or reissuance of any additional preferred stock;

•	the rights of holders on our dissolution, or distribution of our assets; and

•	any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the series.

As described under the section “Description of Depositary Shares,” we may choose to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary.

Under interpretations adopted by the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears as described under the section “Voting Rights” below, that series may then be considered a class of voting securities. A holder of 25% or more of a series, or a holder of 5% or more of a series may if it otherwise exercises a controlling influence over us, may then be subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, at the time that the series are deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire 5% or more of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of that series.

The preferred stock will have the dividend, liquidation, redemption and voting rights stated in this section unless the applicable prospectus supplement indicates otherwise. You should read the applicable prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the title, stated value and liquidation preferences of the preferred stock and the number of shares offered;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether these dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate;

•	any redemption or sinking fund provisions;

•	whether we have elected to offer depositary shares as described under the section “Description of Depositary Shares;” and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, the series will be fully paid and nonassessable, meaning, the full purchase price of the outstanding shares of preferred stock will have been paid and the holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock, and will rank senior to our junior preferred stock described below. The preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if declared by the board of directors or a duly authorized committee of the board of directors, at the rates and on the dates stated in the applicable prospectus supplement. These rates may be fixed, or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by our board of directors or authorized committee. Unless the applicable prospectus supplement indicates otherwise, dividends on any series of preferred stock will be cumulative.

Our board of directors will not declare and pay a dividend on any of our stock ranking as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money was set aside for payment).

Until dividends are paid in full or declared and set aside for payment on any series of preferred stock and ranking equal with the preferred stock as to dividends:

•	we will declare all dividends pro rata among the preferred stock of each series, so that the amount of dividends declared per share on each series will have the same relationship to each other that accrued dividends per share on each series of preferred stock and other preferred stock bear to each other;

•	other than the pro rata dividends, we will not declare or pay or set aside for payment dividends, or declare or make any other distribution on any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or at liquidation (except dividends or distributions paid for in shares of, or options, warrants or rights to subscribe or purchase shares of securities ranking junior to or equal with the preferred stock as to dividends and at liquidation);

•	we will not redeem, purchase or otherwise acquire for any consideration (or any monies be paid to or set aside in a sinking fund) any securities ranking junior to or equal with the preferred stock as to dividends or at liquidation (except by conversion into or exchange for our stock which ranks junior to the preferred stock as to dividends and at liquidation).

We will not pay interest, or money in lieu of interest, for any dividend payment(s) on any series of the preferred stock that are in arrears.

Voting Rights

Unless the applicable prospectus supplement indicates otherwise, or unless required by law, holders of preferred stock will not have any voting rights.

If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any of our preferred stock is equal to at least six quarterly dividends on that series of preferred stock, we will increase the number of directors by two and the holders of all outstanding series of our preferred stock, voting as a single class, without regard to series, will be entitled to elect two additional directors until all dividends in default on all of our preferred stock have been paid or declared and set aside for payment.

The affirmative vote or consent of holders of at least two-thirds of the outstanding shares of any series of our preferred stock, voting as a class, is required for any amendment to our restated certificate of incorporation (including any certificate of designation or similar document relating to any series of preferred stock) which will adversely affect the powers, preferences, privileges or rights of the series of preferred stock. The affirmative vote or consent of holders of at least two-thirds of the outstanding shares of any series of preferred stock, voting as a single class without regard to the series, is required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase the additional class or series of stock ranking prior to the series of preferred stock as to dividends or upon liquidation.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. The preferred stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock which we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem in each year and the redemption price per share, together with an amount equal to all accrued and unpaid dividends on those shares to the redemption date. The applicable prospectus supplement will state whether the redemption price can be paid in cash or other property. If the redemption price is to be paid only from the net proceeds of issuing our capital stock, the terms of the series of preferred stock may provide that, if the capital stock has not been issued or if the net proceeds are not sufficient to pay the full redemption price then due, the shares relating to series of the preferred stock shall automatically and mandatorily be converted into shares of our capital stock under the conversion provisions of the applicable prospectus supplement.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem those shares pro rata from the holders of record in proportion to the number of shares held by holders (with adjustments to avoid redemption of fractional shares).

Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series, and we do not purchase or otherwise acquire any preferred stock of that series. This does not prohibit the purchase or acquisition of preferred stock under a purchase or exchange offer if this offer is made to all holders of the series of the preferred stock on the same terms.

We will give notice of a redemption between 30 to 60 days before the date fixed for redemption. We will mail the notice to each record holder of the shares to be redeemed, at their address as it appears on our stock books. Each notice will state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place(s) where a holder can surrender the certificates for the preferred stock for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify in the notice the number of shares to be redeemed from the holder.

If we have provided notice of redemption, then, beginning on the redemption date for the shares of the series of the preferred stock called for redemption (unless we default in providing money for payment of the redemption price):

•	dividends on the shares of preferred stock called for redemption will cease to accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holders properly surrender the redeemed shares, we will pay the redemption price mentioned above out of funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

Conversion and Exchange

If any series of offered preferred stock is convertible into or exchangeable for any other class or series of our capital stock, the applicable prospectus supplement relating to that series will include the terms and conditions governing the conversions and exchanges.

Rights at Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to stockholders:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared),

before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock.

Neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.

If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the series of the depositary shares offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have filed a form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement.

This section summarizes the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts. Because this is a summary it does not contain all of the details found in the full text of the deposit agreement, the depositary shares and the depositary receipts. If you would like additional information, you should read the form of deposit agreement, the form of the depositary shares and the form of depositary receipts relating to the applicable series of preferred stock.

General

We may offer fractional, rather than full shares of preferred stock. If we exercise this option, we will provide for the issuance by a depositary to the public of depositary receipts evidencing depositary shares, each of which will represent a fractional interest (to be stated in the applicable prospectus supplement relating to a particular series of the preferred stock) in a share of a particular series of the preferred stock.

We will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and a bank or trust company selected by us, known as a Depositary, having its principal office in the United States, and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will provide the name and address of the Depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. These rights include any dividend, voting, redemption, conversion and liquidation rights.

While the final depositary receipts are being prepared, we may order the Depositary, in writing, to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. This will entitle the holders to all the rights relating to the final depositary receipts. Final depositary receipts will be prepared without unreasonable delay, and the holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal of Preferred Stock

If you surrender depositary receipts at the principal corporate trust office of the Depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office, should you so request, the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver a number of depositary receipts evidencing a number of depositary shares that represent more than a whole number of depositary shares of preferred stock to be withdrawn, the Depositary will issue you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock will no longer be entitled to deposit these shares under the deposit agreement or to receive depositary shares in exchange for those withdrawn shares of preferred stock. We cannot assure you that a market will exist for the withdrawn preferred stock.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received for the preferred stock (less any taxes required to be withheld) to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares that the holders own on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum that the Depositary receives for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the Depositary will distribute property to the record holders of depositary shares that are entitled to it, unless the Depositary determines that it is not feasible to make this distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

Unless the applicable prospectus supplement indicates otherwise, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.

Redemption of Deposited Preferred Stock

If a series of preferred stock underlying the depositary shares is subject to redemption, we will redeem the depositary shares from the redemption proceeds received by the Depositary, in whole or in part, on the series of preferred stock held by the Depositary. The Depositary will mail notice of redemption between 30 and 60 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at the address appearing in the Depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. When we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

From and after the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of depositary shares will cease, except the right to receive money or property that the holders of the depositary shares were entitled to receive on redemption. The payments will be made when holders surrender their depositary receipts to the Depositary.

Voting of Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary on how the preferred stock underlying the holder’s depositary shares should be voted. The Depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received, and we will take all action that the Depositary may consider necessary to enable the Depositary to do so. The Depositary will not vote any preferred stock if it does not receive specific instructions from the holders of depositary shares relating to the preferred stock.

Taxation

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for U.S. federal income tax purposes, they will have the income and deductions to which they would have been entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes when preferred stock is withdrawn in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, at the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for the preferred stock in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period during which the person owned the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by an agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by either the Depositary or us only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts evidencing the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary associated with the initial deposit and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges, and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will be effective when a successor Depositary is appointed, and when the successor accepts the appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

The Depositary will forward to the holders of depositary shares all reports and communications that it receives from us, and that we are required to furnish to the holders of the preferred stock.

Neither the Depositary nor us will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and that of the Depositary under the deposit agreement will be limited to performance in good faith of the duties described in the deposit agreement. Neither the Depositary nor us will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to the Depositary and us. The Depositary and us may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

General

USB is authorized to issue up to 4 billion shares of common stock, par value $.01 per share. As of December 31, 2004, there were 1,857.6 million shares of USB common stock issued and outstanding. Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

Voting and Other Rights

Each share of USB common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a majority of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock of USB entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

•	amendments to the certificate of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

•	a merger or dissolution of USB, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

No Preemptive or Conversion Rights

Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Assets upon Dissolution

In the event of liquidation, holders of USB common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior rights of any preferred stock of USB then outstanding.

Distributions

Holders of USB common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, our ability to pay distributions will be affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of USB. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of USB. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as USB, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Shareholder Rights Plan

We have a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by our board. On February 27, 2001, our board declared a dividend of one preferred share purchase right for each outstanding share of our common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.

Each right allows its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

The rights will not be exercisable until the earlier of:

•	10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of our outstanding common stock; or

•	10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of our outstanding common stock.

The date when the rights become exercisable is referred to in the rights plan as the “distribution date.” After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of our outstanding common stock may not exercise any rights even after the distribution date.

A person or group that acquires beneficial ownership of 10% or more of our outstanding common stock is called an “acquiring person.”

•	Flip In. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of our common stock at half their market value.

•	Flip Over. If, after a person or group becomes an acquiring person, we are acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

Our board may redeem the rights for $.01 per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right.

Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.

The terms of the rights plan may be amended by our board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.

DESCRIPTION OF DEBT WARRANTS

This section describes the general terms and provisions of the debt warrants. The applicable prospectus supplement will describe the specific terms of the debt warrants offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those debt warrants.

We have filed a form of debt warrant agreement, including the form of debt warrant certificate, as an exhibit to the registration statement.

This section summarizes the material terms and provisions of the debt warrants. Because this is a summary, it does not contain all of the details found in the full text of the debt warrant agreement and the debt warrant certificate. If you would like additional information, you should read the form of debt warrant agreement and the debt warrant certificate relating to the applicable series of debt securities.

We may issue debt warrants independently or together with debt securities. The debt warrants will be issued under debt warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of debt warrants.

General

The applicable prospectus supplement will describe the terms of the debt warrants offered in this prospectus, including the following, if applicable:

•	the offering price;

•	the currencies in which the debt warrants are being offered;

•	the title of the debt warrants;

•	the designation, aggregate principal amount and terms of the debt securities for which the debt warrants are exercisable and the procedures and conditions relating to the exercise of those debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are to be issued and the number of the debt warrants offered with each debt security;

•	the date, if any, on and after which the holder of the debt warrants can transfer them separately from the related debt securities;

•	the principal amount of debt securities that can be purchased if a holder exercises each debt warrant and the price at which the principal amount can be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if the debt securities that can be purchased at the exercise of a debt warrant are original issue discount debt securities, a discussion of the applicable U.S. federal income tax consequences; and

•	whether the debt warrant certificates representing the debt warrants will be issued in registered or bearer form, and if registered, where they are transferred and registered.

The holder can exchange debt warrant certificates for new debt warrant certificates of different authorized denominations, and can exercise his or her debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Holders of debt warrants will not have any of the rights of holders of the debt securities that can be purchased if a holder exercises the debt warrant and will not be entitled to payments of principal of, and any premium or interest on, the underlying debt securities before they exercise their debt warrants.

Exercise of Debt Warrants

Each debt warrant entitles the holder of that debt warrant to purchase the principal amount of debt securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise debt warrants during the period(s) stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised debt warrants will become void. We will, as soon as practicable, forward to you the debt securities purchased upon exercise. If less than all of the debt warrants represented by the debt warrant certificates are exercised, a new debt warrant certificate will be issued for the remaining debt warrants.

DESCRIPTION OF EQUITY WARRANTS

This section describes the general terms and provisions of the equity warrants. The applicable prospectus supplement will describe the specific terms of the equity warrants offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to those equity warrants.

We have filed a form of equity warrant agreement, including the form of equity warrant certificate, as an exhibit to the registration statement.

This section summarizes the material terms and provisions of the equity warrants. Because this is a summary, it does not contain all of the details found in the full text of the equity warrant agreement and the equity warrant certificate. If you would like additional information, you should read the form of equity warrant agreement and the equity warrant certificate relating to the applicable series of equity securities.

We may issue equity warrants independently or, together with equity securities. The equity warrants will be issued under equity warrant agreements between us and a bank or trust company, as warrant agent, all as stated in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the equity warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of equity warrants.

General

The applicable prospectus supplement will describe the terms of the equity warrants offered in this prospectus, including the following, if applicable:

•	the offering price;

•	the currencies in which the equity warrants are being offered;

•	the title of the equity warrants;

•	the underlying equity securities for which the equity warrants are exercisable and the procedures and conditions relating to the exercise of those equity warrants;

•	the designation of any related equity securities with which the equity warrants are to be issued and the number of the equity warrants offered with each equity security;

•	the date, if any, on and after which the holder of the equity warrants can transfer them separately from the related equity securities;

•	the number of equity securities that can be purchased if a holder exercises each equity warrant and the price at which the equity securities can be purchased upon exercise; and

•	the date on which the right to exercise the equity warrants will commence and the date on which this right will expire.

The holder can exercise his or her equity warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Holders of equity warrants will not have any of the rights of holders of the equity securities that can be purchased if a holder exercises the equity warrant and will not be entitled to vote, or receive dividends or other distributions on, the underlying equity securities before they exercise their equity warrants.

Exercise of Equity Warrants

Each equity warrant entitles the holder of that equity warrant to purchase the number of equity securities at the price stated, or determinable in the applicable prospectus supplement. A holder can exercise equity warrants during the period(s) stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised equity warrants will become void. We will, as soon as practicable, forward to you the equity securities purchased upon exercise. If less than all of the equity warrants represented by the equity warrant certificates are exercised, a new equity warrant certificate will be issued for the remaining equity warrants.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock certain rights or warrants.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	the name of the unit agent;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company, as unit agent, governing the units;

•	whether the units will be listed on any securities exchange; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

Modification

We and the unit agent may amend the terms of any unit agreement and the units without the consent of the holders to cure any ambiguity, to correct any inconsistent provision, or in any other manner we deem necessary or desirable and which will not affect adversely the interests of the holders. In addition, we may amend the unit agreement and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected. However, any modification to the units that materially and adversely affects the rights of the holders of the units, or reduces the percentage of outstanding units required to modify or amend the unit agreement or the terms of the units, requires the consent of the affected holders.

Enforceability of Rights of Unitholders; Governing Law

The unit agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the units. Except as described below, any record holder of a unit, without anyone else’s consent, may enforce his or her rights as holder under any security included in the unit, in accordance with the terms of the included security and the Indenture, warrant agreement, or unit agreement under which that security is issued. Those terms are described in other sections of this prospectus relating to debt securities and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce his or her rights, including any right to bring legal action, with respect to those units or any included securities, other than debt securities. Limitations of this kind will be described in the prospectus supplement.

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act. Therefore, holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act with respect to their units.

Unsecured Obligations

The units are our unsecured contractual obligations. Claims of holders of our units generally will have a junior position to claims of creditors of our subsidiaries including, in the case of our banking subsidiaries, their depositors.

FOREIGN CURRENCY RISKS

General

We can denominate the securities of a series in, and the principal of, and any interest or premium on, these securities can be payable in, any foreign currencies that we may designate at the time of offering. The applicable prospectus supplement will describe the material risks relating to a particular series of foreign currency securities.

Exchange Rates and Exchange Controls

An investment in foreign currency securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, without limitation:

•	the possibility of significant changes in the rate of exchange between the United States dollar and the currency or currency unit specified in the applicable prospectus supplement; and

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and this volatility can be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past do not necessarily indicate fluctuations in the rate that may occur during the term of any foreign currency security.

Depreciation of the specified currency applicable to a foreign currency security against the United States dollar would result in a decrease in:

•	the U.S. dollar-equivalent yield of the security (or the debt security purchasable at the time of exercise of any debt warrant);

•	the U.S. dollar-equivalent value of the principal repayable at maturity of the security (or the debt security purchasable at the time of exercise of a debt warrant); and

•	the U.S. dollar-equivalent market value of the security.

Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or before the maturity of a foreign currency security (or the maturity of the debt security issuable at the time of exercise of a debt warrant). Even if there are no exchange controls, it is possible that the specified currency for any particular foreign currency security will not be available at the maturity of the debt security (or the maturity of the debt security issuable at the time of exercise of a debt warrant) due to circumstances beyond our control.

Judgments

If an action based on foreign currency securities was commenced in a court of the United States, it is likely that the court would grant judgment relating to those securities only in U.S. dollars. It is not clear, however, whether, in granting this judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered, or some other date. Under current New York law, a state court in the State of New York that gives a judgment on a foreign currency security would be required to give the judgment in the specified currency in which the foreign currency security is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time that the applicable trustee converts U.S. dollars to the specified currency for payment of the judgment.

Limited Facilities for Conversion

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on foreign currency securities will, unless otherwise specified in the applicable prospectus supplement, be made from an account with a bank located in the country issuing the specified currency or, for foreign currency securities, denominated in euro, Brussels.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the debt securities, unless otherwise stated in the applicable prospectus supplement. We will issue the debt securities only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the debt securities representing in the aggregate, the total number of the debt securities.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through Direct Participants, who will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to Beneficial Owners of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, unless the book-entry system for the debt securities is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the debt securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts the debt securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting on the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on debt securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to Beneficial Owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us, will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of the payments to the Beneficial Owners.

DTC may discontinue providing its services as securities depositary on any of the debt securities at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final debt securities certificates must be printed and delivered. We may, at our option, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of an aggregate principal amount of debt securities may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the debt securities will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, and we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Unless the applicable prospectus supplement states otherwise, all securities, except for common stock, will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that the liquidity of the trading market for any securities will be liquid.

The maximum commission or discount to be received by any dealer/underwriter will not exceed eight (8) percent.

VALIDITY OF SECURITIES

Validity of the securities will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio, and for any underwriters or agents, by Shearman & Sterling LLP, New York, New York.

EXPERTS

Our financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus. Our financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

GLOSSARY

Below are abbreviated definitions of capitalized terms used in this prospectus and in the applicable prospectus supplement. The applicable prospectus supplement may contain a more complete definition of some of the terms defined here and reference should be made to the applicable prospectus supplement for a more complete definition of these terms.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each debt security.

“Company” refers to U.S. Bancorp and its subsidiaries, unless otherwise stated.

“Depositary” refers to a bank or trust company selected by us, having its principal office in the United States, and having a combined capital and surplus of at least $50 million, and where we will deposit the shares of any series of the preferred stock underlying the depositary shares under a separate deposit agreement between us and that bank or trust company.

“Direct Participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc., own DTC. Purchases of debt securities within the DTC system must be made by or through Direct Participants who will receive a credit for the debt securities on DTC’s records.

“Indirect Participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, and who also have access to the DTC system.

“Omnibus Proxy” refers to the omnibus proxy that DTC would mail under its usual procedures to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct Participants for whose accounts the debt securities are credited on the record date.

20,000,000 Depository Shares
Each Representing a 1/1,000th Interest in a Share of
Series D Non-Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-runners

Merrill Lynch & Co.

Lehman Brothers

Co-Managers

Morgan Stanley

UBS Investment Bank

Wachovia Securities

March 10, 2008